As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-159150

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Gallagher Centre Two Pierce Place Itasca, Illinois	60143-3141
(Address of Principal Executive Offices)	(Zip Code)

Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan

(Full title of the plan)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

Arthur J. Gallagher & Co.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

(Name and address of agent for service)

(630) 773-3800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On May 12, 2009, Arthur J. Gallagher & Co. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-159150) (the “2009 Registration Statement), which registered 3,000,000 shares of the Company’s Common Stock, $1.00 par value per share (“Common Stock”), to be issued pursuant to the Arthur J. Gallagher & Co. 2009 Long-Term Incentive Plan (the “2009 Plan”). On May 25, 2011, the Company filed a Registration Statement on Form S-8 registering 6,644,252 shares of the Company’s Common Stock to be issued pursuant to the Arthur J. Gallagher & Co. 2011 Long-Term Incentive Plan (the “2011 Plan”), approved by stockholders at the Company’s 2011 Annual Meeting of Stockholders. The shares reserved for issuance under the 2011 Plan include (i) 680,315 remaining shares available for issuance under the 2009 Plan at the time the 2011 Plan was approved by stockholders, (ii) 463,937 shares subject to outstanding equity awards under the 2009 Plan, which the Company reasonably estimates may become available for future grant under the 2011 Plan as a result of the expiration, termination, cancellation, forfeiture or settlement in cash of such awards under the 2009 Plan, and (iii) 5,500,000 new shares.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to remove from registration the 680,315 remaining authorized shares of Common Stock reserved for issuance under the 2009 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on this 25th day of May, 2011.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr.
Chairman, President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.